Exhibit 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2007 relating to the consolidated financial statements and financial statement schedule of Bristol-Myers Squibb Company and subsidiaries (the “Company”) (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, effective January 1, 2006 and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective December 31, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006, and our reports dated June 27, 2007 appearing in the Annual Reports on Forms 11-K of Bristol-Myers Squibb Company Employee Incentive Thrift Plan, Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and Bristol-Myers Squibb Company Savings and Investment Program for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

July 26, 2007

E-23a